SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

                              Current Report
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



             Date of Report (date of earliest event reported):

                               April 8, 1996



                               SUNRISE BANCORP

          (exact name of registrant as specified in its charter)

      California                     0-10773                 94-2819328

(State or other jurisdiction     (Commission File       (I.R.S. Employer
  of Incorporation)                   Number)            Identification No.)

       5 Sierragate Plaza, Roseville, CA                    95678

     (Address of principal executive offices)            (Zip code)

                              (916) 783-2800

          (Registrant's telephone number, including area code)


                                Not Applicable

           (Former name, former address and former fiscal year,
                       if changed since last report)

Item 5. Other Events

        On April 8, 1996, Sunrise Bancorp (the "Company") and ValliCorp Holdings, Inc. ("ValliCorp") jointly announced that they had signed a nonbinding letter of intent calling for Sunrise to merge into Vallicorp. Under the terms of the nonbinding letter of intent, it is proposed that each outstanding share of the Company's common stock would be converted into a right to receive ValliCorp common stock or cash aggregating $20,600,000, which was approximately 1.25 times the book value of the Company at December 31, 1995 ($4.55 per share), for all outstanding shares. The amount of cash that ValliCorp may pay in the transaction would not exceed 50% of the total consideration paid. The transaction is intended to be a tax-free reorganization and accounted for as a purchase transaction. In addition to customary conditions to completion of transactions of similar type and size, the letter of intent specifies certain conditions relating to Sunrise's loan portfolio, loan loss reserve and capital, that must be met before the transaction would be completed.

        The letter of intent is an expression of ValliCorp's intent and is not binding except as to the provisions (i) requiring both parties to obtain the other's consent before disclosing the terms of the letter of intent except for such disclosures as the parties' respective counsel deems necessary to comply with applicable laws and to nego-tiate in good faith to complete a definitive merger agreement and
        (ii) subject to the payment by ValliCorp of a $250,000 "good faith" deposit (the "Deposit"), prohibiting Sunrise from discussing a potential sale with any other party and from soliciting or enter-taining competing offers from third parties until June 1, 1996, unless in the opinion of Sunrise's counsel such discussions or negotiations are required to fulfill fiduciary obligations of Sunrise's directors. The Deposit is to be refunded to ValliCorp (i) upon the execution of a definitive agreement, (ii) if, after ValliCorp's due diligence review, the conditions to the completion of the transaction specified in the letter of intent may not reasonably be expected to be met, or
        (iii) if Sunrise fails to negotiate in good faith a definitive merger agreement. If Sunrise enters into any agreement with, or solicits an offer from another party in violation of its agreement not to do so, Sunrise must refund the Deposit to ValliCorp and pay ValliCorp an additional $250,000. ValliCorp will forfeit the Deposit to Sunrise if the definitive agreement is not executed before June 1, 1996, or if Vallicorp fails to negotiate in good faith the definitive agreement.

        Completion of the transaction is subject to, among other things, each party's conclusion of a satisfactory due diligence investigation of the other party, execution of a definitive agreement including various terms and conditions to closing, approval of each party's Board of Directors, approval of the Company's shareholders, qualification of the transaction as a tax-free reorganization, and applicable regulatory approvals. Assuming the proposed merger proceeds under the letter of intent, ValliCorp intends to complete the transaction by the end of December 1996.

Item 7. Financial Statements and Exhibits

        (c) Exhibits

            99 - Press release dated April 8, 1996

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SUNRISE BANCORP



Date:  April   , 1996              /s/ Harold G. Giomi

                                   Harold G. Giomi
                                   President and Chief Executive Officer

                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SUNRISE BANCORP


Date:  April   , 1996

                                   HAROLD G. GIOMI
                                   Harold G. Giomi
                                   President and Chief Executive Officer


                                      EXHIBIT INDEX


Exhibit No.    Description of Exhibits

99        Press release dated April 8, 1996

FOR IMMEDIATE RELEASE: April 8, 1996

CONTACT:

ValliCorp Holdings, Inc.
Wolfgang T.N. Muelleck
Executive Vice President & Chief Financial Officer
(209) 437-5700

Sunrise Bancorp
Hal Giomi
President & Chief Executive officer
(916) 783-2700

VALLICORP HOLDINGS AND SUNRISE BANCORP
ANNOUNCE MERGER PLANS

Fresno, CA -- Vallicorp Holdings, Inc. (NASDAQ:VALY) and Sunrise Bancorp (NASDAQ: SRBC) today jointly announced the intention to merge. The companies have signed a letter of intent calling for Vallicorp to acquire the outstanding shares of Sunrise. Under the terms of the letter of intent, Sunrise share-holders would receive ValliCorp common stock and cash aggregating $20.6 million, approximately 1.25 times the book value of Sunrise at December 31, 1995 ($4.55 per Sunrise share).

The proposed transaction is planned to be structured as a tax-free exchange and to be accounted for using the purchase method. The parties intend to complete the merger by the end of December 1996. Completion of the merger is subject to, among other things, execution of a definitive agreement and Sunrise shareholder and regulatory approval. The letter of intent obligates Sunrise not to solicit or entertain competing offers until June 1, 1996 to permit the parties to conduct due diligence, negotiate and execute the definitive agreement.

Sunrise has assets of approximately $120 million at December 31, 1995 with 2 branches in Sacramento and Placer Counties. ValliCorp Holdings, Inc. is the largest supercommunity banking company based in Central California with assets of $1.3 billion and 54 full-service branches.




                                EXHIBIT 99